EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and among

OREGANO’S REAL ESTATE HOLDINGS LLC,

MARK S. RUSSELL

and

CITY SURF MANAGEMENT GROUP, LLC

dated as of

June 19 , 2008

Oregano Real Estate Purchase Agreement.DOC

TABLE OF CONTENTS

Page

ARTICLE 1
PURCHASE AND SALE
Section 1.1	The Property	1

ARTICLE 2
SALE AND PURCHASE
Section 2.1	Sale and Purchase	3
Section 2.2	Purchase Price	3
Section 2.3	Real Estate Adjustment Amount.	3
Section 2.4	Holdback Amount; Payment of Holdback Amount	4

ARTICLE 3
COMPLETION OF SALE
Section 3.1	Place and Date	4

ARTICLE 4
TITLE TO THE PROPERTY
Section 4.1	Real Property	5
Section 4.2	Personal Property	5
Section 4.3	Contracts	5
Section 4.4	Permits	5

ARTICLE 5
REVIEW OF THE PROPERTY
Section 5.1	Delivery of Documents	5
Section 5.2	Access for Review	6
Section 5.3	Property Approval Period	6
Section 5.4	Survey	6
Section 5.5	Title and Survey Review	7

ARTICLE 6
REPRESENTATIONS AND WARRANTIES
Section 6.1	Seller and Russell	8
Section 6.2	Buyer	12

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ARTICLE 7
COVENANTS
Section 7.1	Certain Covenants and Agreements	13
Section 7.2	Casualty Damage	15
Section 7.3	Eminent Domain	15
Section 7.4	Commercially Reasonable Efforts	15
Section 7.5	Fees and Expenses	16
Section 7.6	Russell and Seller Actions	16
Section 7.7	Public Announcements	16

ARTICLE 8
CONDITIONS PRECEDENT
Section 8.1	Conditions to Obligations of Each Party	17
Section 8.2	Conditions to Obligations of Seller	17
Section 8.3	Conditions to the Obligations of Buyer	18

ARTICLE 9
INDEMNIFICATION
Section 9.1	Indemnification	19
Section 9.2	Offset Rights.	23
Section 9.3	Resolution of Claims	23

ARTICLE 10
CLOSING AND TERMINATION
Section 10.1	Procedure	24
Section 10.2	Possession	24
Section 10.3	Closing Costs	25
Section 10.4	Prorations	25
Section 10.5	Termination	25
Section 10.6	Effect of Termination	26

ARTICLE 11
DEFINITIONS AND USAGE
Section 11.1	Defined Terms	26

ii

Exhibit A Legal Descriptions
Exhibit B Personal Property
Exhibit C Contracts
Exhibit D Permits
Exhibit E Special Warranty Deed
Exhibit F Certificate of Non-Foreign Status

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EXECUTION COPY

PURCHASE AGREEMENT

This PURCHASE AND SALE AGREEMENT (including the Exhibits and Schedules attached hereto, this “Agreement”) is made and entered into as of June 19, 2008 by and among Oregano’s Real Estate Holdings LLC, a Delaware limited liability company (“Buyer”), Mark S. Russell (“Russell”) and City Surf Management Group, LLC, an Arizona limited liability company (“Seller”). Capitalized terms used in this Agreement are defined or otherwise referenced in Article 11 of this Agreement.

W I T N E S S E T H:

WHEREAS, Russell owns 100% of the ownership interest in Seller;

WHEREAS, the Seller owns, or will at Closing own, all of the Property;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and further inducement to Buyer’s willingness to enter into this Agreement, Russell has delivered to Buyer an executed copy of the Merger Agreement; and

WHEREAS, Seller desires to sell, convey, transfer, assign and deliver to Buyer, and Buyer desires to purchase and accept from Seller, all of the Property, all as herein provided and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, BE IT RESOLVED, that, in consideration of the mutual representations, warranties, covenants and agreements and subject to the conditions herein contained, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1 The Property. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, in accordance with this Agreement, all Seller’s right, title and interest in and to the following property (collectively the “Property”):

(a) All that certain real property and improvements described as follows: (i) the real property, having the address of 4900 E. Speedway Road, Tucson, Arizona, as more specifically described in the attached Exhibit A-1, together with all buildings, structures, improvements, machinery, fixtures and equipment affixed or attached to such real property and all easements and rights appurtenant to such real property (all such real property, buildings, structures, improvements, machinery, fixtures, equipment, easements and rights are collectively the “Tucson Real Property”); (ii) the real property, having the address of 328 N. Gilbert Road, Gilbert, Arizona, as more specifically described in the attached Exhibit A-2, together with all buildings, structures, improvements, machinery, fixtures and equipment affixed or attached to such real property and all easements and rights appurtenant to such real property (all such real property, buildings, structures, improvements, machinery, fixtures, equipment, easements and rights are collectively the “Gilbert Real Property”); (iii) the real property, having the address of 1130 S. Dobson Road, Mesa, Arizona, as more specifically described in the attached Exhibit A-3, together with all buildings, structures, improvements, machinery, fixtures and equipment affixed or attached to such real property and all easements and rights appurtenant to such real property (all such real property, buildings, structures, improvements, machinery, fixtures, equipment, easements and rights are collectively the “Mesa Real Property”); (iv) the real property, having the address of 523 W. University, Tempe, Arizona, as more specifically described in the attached Exhibit A-4, together with all buildings, structures, improvements, machinery, fixtures and equipment affixed or attached to such real property and all easements and rights appurtenant to such real property (all such real property, buildings, structures, improvements, machinery, fixtures, equipment, easements and rights are collectively the “Tempe Real Property”); (v) the real property, having the address of 1008 E. Camelback Road, Phoenix, Arizona, as more specifically described in the attached Exhibit A-5, together with all buildings, structures, improvements, machinery, fixtures and equipment affixed or attached to such real property and all easements and rights appurtenant to such real property (all such real property, buildings, structures, improvements, machinery, fixtures, equipment, easements and rights are collectively the “Camelback Real Property”); (vi) the real property, having the address of 2620 E. Baseline Road, Phoenix, Arizona, as more specifically described in the attached Exhibit A-6, together with all buildings, structures, improvements, machinery, fixtures and equipment affixed or attached to such real property and all easements and rights appurtenant to such real property (all such real property, buildings, structures, improvements, machinery, fixtures, equipment, easements and rights are collectively the “Baseline Real Property”); and (vii) the leasehold interest in the real property located at 605 W. Riordan Road, Flagstaff, Arizona, as more specifically described in the attached Exhibit A-7, together with all buildings, structures, improvements, machinery, fixtures and equipment affixed or attached to such real property (all such leasehold interest in the real property, buildings, structures, improvements, machinery, fixtures, equipment, easements and rights are collectively the “Flagstaff Property”). The Tucson Real Property, the Gilbert Real Property, the Mesa Real Property, the Tempe Real Property, the Camelback Real Property, the Baseline Real Property, the Tempe Real Property and the Flagstaff Property are hereinafter collectively referred to as the “Real Property”.

(b) Seller’s interest in all tangible and intangible personal property associated with the Real Property (the “Personal Property”);

(c) Seller’s interest in all material contracts, leases, agreements, warranties, guaranties and other understandings, commitments and obligations of any kind, whether written or oral to which any of the Real Property may be bound, subject or affected (the “Contracts”) described in Exhibit C attached hereto; and

(d) Seller’s interest in all building permits, certificates of occupancy and other certificates, permits, authorizations, filings, notices licenses and approvals of or with Governmental Entities (the “Permits”).

ARTICLE 2

SALE AND PURCHASE

Section 2.1 Sale and Purchase. Seller agrees to and shall sell, convey, transfer, assign and deliver to Buyer at the Closing, free and clear of all liens, pledges, encumbrances, obligations, charges, mortgages, claims and equitable interests of every kind, nature and description whatsoever (collectively, “Liens”) (other than the Permitted Liens), and Buyer agrees to and shall purchase and accept from Seller, on the terms and subject to the conditions set forth in this Agreement, all Seller’s right, title, and interest in the Property.

Section 2.2 Purchase Price. The consideration for the Property is an amount, as adjusted pursuant to the terms of this Agreement (the “Purchase Price”), equal to: (i) Nine Million Two Hundred Twenty One Thousand U.S. dollars ($9,221,000), plus (ii) the Real Estate Adjustment Amount, if any; provided, however, pursuant to and in accordance with Section 1.4(d) of the Merger Agreement, if it is determined that there is a Negative Cash Merger Consideration Amount, then (x) a portion of the Purchase Price equal to the Negative Cash Merger Consideration Amount shall be payable in Parent Common Stock, and an amount of Parent Common Stock with a value equal to the Negative Cash Merger Consideration Amount that would otherwise have been included in the Preliminary Parent Stock Consideration shall instead be applied towards payment of such portion of the Purchase Price and (y) the cash that would otherwise have been paid in respect of the portion of the Purchase Price paid in shares of Parent Common Stock shall be applied to the payment of the Preliminary Cash Merger Consideration. For the purpose of determining the value of Parent Common Stock pursuant to this Section 2.2, a share of Parent Common Stock shall be valued at the average daily closing price of a share of Parent Common Stock quoted on the Over-the-Counter Bulletin Board for the five trading days ending on the second Business Day prior to the first public announcement pertaining to the Merger Agreement. Buyer shall deliver by wire transfer of immediately available funds to Escrow Agent the Closing Purchase Price at the Closing. The Purchase Price for the Property is allocated to each individual Property as set forth on Schedule 2.2. Notwithstanding anything contained herein to the contrary, capitalized terms used in this Section 2.2 and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

Section 2.3 Real Estate Adjustment Amount.

(a) The provisions of this Section 2.3 shall survive the Closing. Subject to Article 9, as additional consideration for the Property and as part of the Purchase Price, Seller may be entitled to the Real Estate Adjustment Amount, as described in this Section 2.3, from Buyer on the third anniversary after the Closing Date, subject, however, to all terms and conditions of this Section 2.3.

(b) Within twenty (20) business days after the third anniversary of the Closing Date, Buyer shall appoint an independent nationally recognized third party appraiser (mutually agreed upon by Buyer and Seller) (the “Appraiser”). The procedures to calculate the fair market value of the Real Property shall be determined by the Appraiser. The parties hereto acknowledge and agree that the Appraiser’s decision shall be set forth in a written statement delivered to Buyer and Seller, and shall be final, conclusive and binding upon all parties, and shall constitute an arbitral award upon which a judgment may be entered by any court of competent jurisdiction.

(c) If the Appraiser determines that the appraised value of the Real Property is greater than the Purchase Price paid at Closing (the “Real Estate Adjustment Amount”) then Buyer shall distribute the Real Estate Adjustment Amount to Seller within ten (10) days of the Appraiser’s final determination (such distribution payable in cash or Parent Common Stock based upon Seller’s election) (the “Real Estate Payment Date”). For the purpose of determining the value of Parent Common Stock pursuant to this Section 2.3, a share of Parent Common Stock shall be valued at the average daily closing price of a share of Parent Common Stock quoted on a national securities exchange of the United States for the five trading days prior to the Real Estate Payment Date.

Section 2.4 Total Holdback Amount; Payment of Total Holdback Amount

(a) To secure the indemnification obligations of Russell and Seller set forth in Article 9 hereof, at the Closing, the Total Holdback Amount shall be withheld by Buyer (on behalf of Russell) to be held during the period commencing on the Closing Date and ending on the Final Holdback Payment Date. The Total Holdback Amount shall be distributed to Russell in accordance with, and subject to the limitations of this Agreement.

(b) Subject to Section 9, within five (5) business days following the First Holdback Payment Date, Buyer shall pay or caused to be paid to Seller the Initial Holdback Amount, if any, by wire transfer or delivery of other immediately available funds.

(c) Subject to Section 9, within five (5) business days following the final determination of all claims to which the First Holdback Reserve Relates (the “Final Holdback Payment Date”), Buyer shall pay or caused to be paid to Seller the Remaining Holdback Amount, if any, by wire transfer or delivery of other immediately available funds.

ARTICLE 3

COMPLETION OF SALE

Section 3.1 Place and Date. The purchase and sale of the Property shall be completed in accordance with Article 10 hereof (the “Closing”). The closing of the sale, conveyance, transfer, assignment and delivery, and purchase and acceptance, of the Property in accordance with Article 10 shall take place at the offices of First American Title Company, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona (“Title Company”), Neil Moffett (“Escrow Agent”) at 12 p.m. (local time), on August 15, 2008; provided, however, that if any of the conditions to Closing set forth herein have not been satisfied (or waived) by the date hereof (other than those to be satisfied at the Closing), then the Closing shall take place on a subsequent date not later than two business days following the satisfaction or waiver of such conditions or a subsequent date as may be mutually agreed upon by the parties (unless this Agreement is earlier terminated pursuant to Section 10.5 or Section 5.3). Throughout this Agreement, such event is referred to as the “Closing” and such date and time are referred to as the “Closing Date”.

ARTICLE 4

TITLE TO THE PROPERTY

Section 4.1 Real Property. Seller shall convey good and marketable fee simple absolute title to the Real Property to Buyer, by a duly executed and acknowledged Special Warranty Deeds (each a “Deed”) for each of the properties described in Section 1.1(a) of this Agreement (other than Flagstaff Property which will be conveyed as provided in Section 4.3) in the form and substance set forth in Exhibit E attached hereto, free and clear of all Liens, except only the following (the “Permitted Liens”): (a) the Permitted Liens applicable to each individual property and (b) any matters shown on the survey furnished to Buyer in accordance with this Agreement and approved by Buyer pursuant to Sections 5.4 and 5.5 of this Agreement.

Section 4.2 Personal Property. Seller shall transfer good title to the Personal Property, if any, to Buyer, by a duly executed Bill of Sale (the “Bill of Sale”) in form and substance reasonably satisfactory to Buyer, free and clear of all Liens (other than Permitted Liens).

Section 4.3 Contracts. Seller shall assign Seller’s interest in the Contracts to Buyer, by a duly executed Assignment of Contracts (the “Assignment of Contracts”) in form and substance reasonably satisfactory to Buyer, free and clear of all Liens (other than Permitted Liens).

Section 4.4 Permits. Seller shall assign Seller’s interest in the Permits to Buyer, by a duly executed Assignment of Permits (the “Assignment of Permits”) in form and substance reasonably satisfactory to Buyer, free and clear of all Liens (other than Permitted Liens).

ARTICLE 5

REVIEW OF THE PROPERTY

Section 5.1 Delivery of Documents. Seller has delivered to Buyer the following documents insofar as any thereof have heretofore been prepared by, for or at the request of Seller or are in the possession of or control of Seller:

(a) Copies of all of the Contracts;

(b) Copies of all of the Permits;

(c) Copies of all architectural, engineering and other drawings, plans and specifications for the buildings, structures, improvements, machinery, fixtures and equipment included in the Real Property;

(d) Copies of all reports, studies, investigations, appraisals and other materials concerning the design, construction, condition or status of the Real Property or any of the buildings, structures, improvements, machinery, fixtures or equipment included in the Real Property, or any system, element or component thereof, or any past or present Release or threatened Release of any Hazardous Substances in, on, under or within the Real Property or any other real property in the vicinity of the Real Property, or the compliance of the Real Property with Environmental Laws; and

(e) Copies of all environmental impact reports, negative declarations, environmental impact certifications, and zoning, land use or development agreements relating to the Real Property (collectively the “Real Estate Documents”).

Notwithstanding anything contained herein to the contrary, Seller will immediately deliver or cause to be delivered to Buyer any Real Estate Documents that come into its possession after the execution of this Agreement.

Section 5.2 Access for Review. From the date of this Agreement until the Closing, Seller shall provide Buyer and Buyer’s representatives with access to the Real Property, the Personal Property, all drawings, plans and specifications for the Real Property, all engineering and other reports and studies relating to the Real Property, all files and correspondence relating to the Real Property, and all financial and accounting books and records relating to the ownership, management, operation, maintenance or repair of the Real Property at all reasonable times to make such studies, inspections, tests (including subsurface tests, borings, samplings and measurements), copies and verifications as Buyer, in Buyer’s discretion, considers reasonably necessary or desirable in the circumstances. However, Buyer will: (i) not unreasonably interfere with the operation or use of the Property; (ii) not discuss the Transaction with any employee on the Property, (iii) be liable to Seller for, and will indemnify, defend and hold Seller harmless for, from and against, any claim, loss, liability, expense, damage or injury caused by Buyer’s activities on the Property (except with respect to an pre-existing condition, which is merely discovered by Buyer); and (iv) will promptly return the Property to substantially the same condition as it was immediately prior to Buyer’s entry onto the Property, with these obligations to survive termination of this Agreement.

Section 5.3 Property Approval Period. Until thirty (30) days after the date of this Agreement, (the “Property Approval Period”), Buyer shall have the right to review and investigate the physical and environmental condition of the Property, the income and expenses of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Real Property, and any other factors or matters relevant to Buyer’s decision to purchase the Property. Buyer may determine whether or not the Property is acceptable to Buyer within the Property Approval Period. If, during the Property Approval Period, Buyer determines that the Property is not acceptable for any reason whatsoever, Buyer shall have the right, by giving notice to Seller on or before the last day of the Property Approval Period, to terminate this Agreement. If Buyer exercises the right to terminate this Agreement in accordance with this section 5.3, this Agreement shall terminate as of the date such termination notice is given by Buyer If Buyer does not exercise the right to terminate this Agreement in accordance with this section 5.3, this Agreement shall continue in full force and effect, and Buyer shall have no further right to terminate this Agreement except pursuant to section 10.5.

Section 5.4 Survey. On or before June 12, 2008, Seller shall, at the expense of Seller deliver to Buyer all existing surveys in Seller’s possession or control with respect to each property constituting the Real Property prepared by a licensed land surveyor or a registered civil engineer. Buyer has the right to cause a separate survey of each property constituting the Real Property to be prepared by a licensed land surveyor or a registered civil engineer. Each such survey shall comply with the current minimum standard detail requirements for land title surveys established by the American Land Title Association and the American Congress on Surveying and Mapping, shall contain the legal description of the applicable property, shall include the surveyor’s or engineer’s certification (in form and substance satisfactory to Buyer) to Buyer and the Title Company and any lender designated by Buyer, signed by the surveyor or engineer, that the survey correctly shows the applicable property on the basis of a field survey and in accordance with the current minimum standard detail requirements for land title surveys established by the American Land Title Association and the American Congress on Surveying and Mapping, and shall otherwise be in form and substance satisfactory to Buyer.

Section 5.5 Title and Survey Review. Within ten (10) business days after the date of this Agreement, Title Company will provide to Seller and Buyer a commitment to issue an ALTA owner’s (or leasehold) policy of title insurance for each Real Property. Prior to the last day of the Property Approval Period (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Real Property, including, without limitation, any objections to any matter shown on any of the Surveys (collectively, “Objections”). In the event the Title Company amends or updates any of the Preliminary Reports after the Title Review Date or any of the Surveys is updated after the Title Review Date (each, a “Title Report Update” or a “Survey Update,” as applicable), Buyer shall furnish Seller with a written statement of Objections to any matter first raised in a Title Report Update or Survey Update (unless such matter was caused by Buyer or its inspections or tests which will be Permitted Liens) within three (3) business days after Buyer’s receipt of such Title Report Update or Survey Update (each, a “Title Update Review Period”). Should Buyer fail to notify Seller in writing of any Objections in the Preliminary Report prior to the Title Review Date, or to any matter first disclosed in a Title Report Update or Survey Update prior to the Title Update Review Period, as applicable, Buyer shall be deemed to have approved such matters, which shall be considered to be Permitted Liens.

(a)  If Seller receives a notice of Objection in accordance with this Section 5.5 (“Buyer’s Notice”), Seller shall have the right, but not the obligation, by giving written notice to Buyer within five (5) business days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to cure any such matter on or before the Closing Date (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) business days to allow such cure. If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to cure any such matters. Notwithstanding the foregoing, on or before the Closing Date, Seller shall in any event be obligated to cure those Objections (i) that are mortgage or deed of trust liens or security interests against any of the Real Property created by Seller, other than taxes and assessments not yet delinquent or (ii) that have been voluntarily placed against any of the Real Property by Seller after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof. The items in the immediately preceding sentence are hereinafter collectively referred to as the “Mandatory Objections”.

(b) If Seller elects (or is deemed to have elected) not to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 5.5(a) above, or if Seller notifies Buyer that it elects to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date, as it may be extended hereunder, then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within five (5) business days after (as applicable) (i) its receipt of Seller’s Response stating that Seller will not cure any such Objection, or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response, or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to cure pursuant to a Seller’s Response. In the event of such a termination, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as expressly provided in this Agreement. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections, in which event those Objections shall become Permitted Liens. If the Closing is not consummated for any reason other than Seller’s default hereunder, Seller and Buyer each shall be responsible for one-half of any title or escrow cancellation charges. Nothing herein will release Seller from its obligations to release or satisfy the Mandatory Objections nor will Buyer ever be deemed to have waived or accepted the Mandatory Objections unless Buyer does so expressly in a written notice delivered to Seller in accordance with the provisions regarding notice in this Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

Section 6.1 Seller and Russell. In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, each of Seller and Russell make the following representations and warranties:

(a) Organization, Power and Authority of Seller. (i) Seller is a limited liability company duly organized, existing and in good standing under the laws of the State of Arizona and has all requisite limited liability company power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except for such failures as would not (individually or in the aggregate) be reasonably likely to have a Material Adverse Effect. Seller has full limited liability company power and authority and all licenses, permits and authorizations necessary to carry on its business, to own and use the properties it owns or leases, to enter into and perform this Agreement, and to perform the obligations required to be performed hereunder and thereunder. Russell has all requisite power and authority as sole member of Seller to enter into this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Russell and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Russell, enforceable against Russell in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) Validity and Enforceability; No Violation. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law). Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or violate any provision of any law, statute, judgment, decree, order, ordinance, rule or regulation of any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any Tax, regulatory or governmental or quasi-governmental authority (each, a “Governmental Entity”) which is applicable to, binding upon or enforceable against Seller or Russell or requires any filing or authorization under any Legal Requirement, (b) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is binding upon or enforceable against Seller or Russell , (c) except as set forth on Schedule 6.1(b), require Seller or Russell to obtain any consent, approval or action of, or make any filing with or the giving of notice to, any association, business trust, company, corporation, estate, firm, individual, joint stock company, joint venture, limited liability company, limited liability partnership, partnership, trust, unincorporated association, unincorporated organization, union or other entity or Governmental Entity (each, a “Person”). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, violate or result in the breach of any of the provisions of the Seller’s certificate of formation and limited liability company agreement (collectively referred to herein as “Charter Documents”), as amended and currently in effect.

(c) No Leases. Except as set forth on Schedule 6.1(c), there are no Persons leasing, using or occupying the Real Property or any part thereof.

(d) Personal Property.  To the extent Seller owns any Personal Property relating to the ownership, management, operation, maintenance or repair of the Real Property, it is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently proposed to be used. In the event it is determined that Seller owns any Personal Property, Seller will promptly transfer or cause to be transferred such Personal Property to Oregano’s Pizza Bistro, Inc., or its successor and assigns at the Closing or promptly thereafter if such ownership is discovered following the Closing. The foregoing obligation to transfer any Personal Property shall survive the Closing.

(e) Contracts, Permits and Personal Property. To Seller’s knowledge, Exhibit C attached hereto contains in all material respects an accurate and complete list of all presently effective contracts, agreements, warranties and guaranties relating to the leasing, advertising, promotion, design, construction, ownership, management, operation, maintenance or repair of the Real Property. Seller has good title to the Personal Property, the Contracts and the Permits, free and clear of all Liens. To Seller’s knowledge, all of the copies of the documents delivered to Buyer pursuant to section 5.1 hereof are in all material respects accurate and complete copies of all originals of the documents described in section 5.1 hereof.

(f) [Reserved].

(g) Real Property. During the period of Seller’s ownership of the Real Property, except as set forth on Schedule 6.1(g)(i) attached hereto, the Real Property has at all times been managed, operated, maintained and repaired by Seller according to its current business practices. To Seller’s knowledge, except as set forth on Schedule 6.1(g)(ii) attached hereto, there are no defects or deficiencies in the design, construction, fabrication, manufacture or installation of the Real Property or any part thereof or any system, element or component thereof. To Seller’s knowledge, except as set forth on Schedule 6.1(g)(iv) attached hereto, all systems, elements and components of the Property (including all machinery, fixtures and equipment, the roof, foundation and structural elements, and the elevator, mechanical, electrical and life safety systems) are in good working order and repair and sound operating condition (subject to normal wear and tear). Seller has received no notice of any kind from any insurance broker, agent or underwriter that any noninsurable condition exists in, on or about the Real Property or any part thereof. To Seller’s knowledge, the Real Property and every part thereof and the use and occupancy of the Real Property are in full compliance with all Legal Requirements applicable to the Real Property. To Seller’s knowledge, the use of the Real Property or any portion thereof does not violate or conflict with any conditions, covenants or restrictions applicable thereto or the terms and provisions of any contractual obligations relating thereto. Seller has received no notice (whether written or oral), citation or other claim alleging any violation of any Legal Requirement, covenant, condition or restriction. To Seller’s knowledge, the material Permits have been duly and validly issued, are in full force and effect, and are all of the certificates, permits, licenses and approvals that are required by Legal Requirements to own, operate, use and occupy the Real Property as it is presently owned, operated, used and occupied. To Seller’s knowledge, except as set forth on Schedule 6.1(g)(v) attached hereto, Seller has fully performed, satisfied and discharged all of the obligations, requirements and conditions imposed on the Real Property by the material Permits. To Seller’s knowledge, except as set forth on Schedule 6.1(g)(vi) attached hereto, there has occurred no default under, or violation of, any such material Permit, which has not been cured, and each such material Permit is in full force and effect. To Seller’s knowledge, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in a violation of or default under and will not cause the revocation or cancellation of any such material Permit. Seller has not received any communication or otherwise has knowledge of any facts which have, or reasonably should have, led it to believe that any of the material Permits are not currently in good standing.

(h) Environmental Matters. Except as otherwise set forth in Schedule 6.1(h)(i) attached hereto, no Hazardous Substances are present in, on or under the Real Property or any nearby real property which could migrate to the Real Property and there is no present Release or threatened Release of any Hazardous Substances in, on or under the Real Property, except for those Hazardous Substances that are being stored and handled either in de minimus quantities or in compliance with applicable Environmental Laws. Seller has never used the Real Property or any part thereof, and has never permitted any person to use the Real Property or any part thereof, for the production, processing, manufacture, generation, treatment, handling or disposal of any Hazardous Substances. To Seller’s knowledge, except as otherwise set forth in Schedule 6.1(h)(ii) attached hereto, none of the Real Property contains any underground storage tanks, asbestos-containing material, lead-based paint, or polychlorinated biphenyls in violation of any Environmental Law or that would reasonably be expected to result in liability under any Environmental Law. To Seller’s knowledge, except as set forth on Schedule 6.1(h)(iii) attached hereto, the Real Property and every part thereof, and all operations and activities therein and thereon and the use and occupancy thereof, comply in all material respects with all applicable Environmental Laws, and neither Seller nor any Person using or occupying the Real Property or any part thereof is violating any Environmental Laws.  To Seller’s knowledge, Seller has all material certificates, permits, licenses and approvals required by all applicable Environmental Laws for the use and occupancy of, and all operations and activities in, the Real Property. To Seller’s knowledge, Seller is in material compliance with all such certificates, permits, licenses and approvals, and all such certificates, permits, licenses and approvals were duly issued and are in full force and effect. To Seller’s knowledge, except as set forth on Schedule 6.1(h)(iv) attached hereto, no Proceeding of any kind relating to any past or present Release or threatened Release of any Hazardous Substances in, on or under the Real Property or any past or present violation of any Environmental Laws at the Real Property has been made or commenced, or is pending, or, to the Seller’s knowledge, is being threatened or contemplated by any Person.

(i) No Litigation. (A) There is no civil, criminal or administrative suit, action, claim, proceeding, arbitration, investigation, review or inquiry pending or, to Russell’s or Seller’s knowledge, threatened against or affecting the Seller relating to the Real Property, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting the Seller relating to the Real Property (the foregoing collectively referred to as “Proceedings”). To Seller’s knowledge, no event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any Proceeding by or against the Seller relating to the Real Property. To Seller’s knowledge, there is no general plan, land use or zoning action or proceeding of any kind, or general or special assessment action or proceeding of any kind, or condemnation or eminent domain action or proceeding of any kind pending or threatened or being contemplated with respect to the Real Property or any part thereof. (B) Except as set forth on Schedule 6.1(i)(B) hereto, there is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to Russell’s knowledge, threatened against or affecting Russell or any of his properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting Russell or any of his properties or rights which would have a Material Adverse Effect or prevent, impair or materially delay the ability of Russell to consummate the transactions contemplated by this Agreement.

(j) Tax Matters.

(i) There is no legal or administrative action or proceeding pending to contest or appeal the amount of real property Taxes or assessments levied against the Real Property or any part thereof or the assessed value of the Real Property or any part thereof for real property Tax purposes. To Seller’s knowledge, no supplemental real property Taxes have been or will be levied against or assessed with respect to the Real Property or any part thereof based on any new construction or other event or occurrence relating to the Real Property before the date of this Agreement (other than normal annual reassessments of real property taxes), except any such supplemental real property Taxes that are due and payable have been paid in full and discharged.

(k) Utilities. To Seller’s knowledge, except as set forth on Schedule 6.1(k) attached hereto, all water, sewer, gas, electric, steam, telephone and drainage facilities and all other utilities required by Legal Requirement or reasonably necessary or proper and usual for the current operation, use and occupancy of the Real Property are installed to the boundary lines of the Real Property, are connected with valid permits.

(l) FIRPTA. Neither Russell nor Seller is a “foreign person” within the meaning of Code Section 1445.

(m) Brokers and Finders. Except as set forth on Schedule 6.1(m) attached hereto, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Seller shall bear the cost of any payments to which any Person listed on Schedule 6.1(m) hereto shall be entitled.

(n) No Other Agreements to Purchase. Except for the Buyer’s right under this Agreement, no Person has any written or oral agreement, option, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for  the purchase or acquisition from Seller or Russell of the Property.

(o) Representations and Warranties Complete. No representations or warranties by Russell or Seller in this Agreement, including the Schedules hereto, and no statement contained in any document (including without limitation certificates, or other writing) furnished or to be furnished by Russell or Seller to Buyer pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in order to make the statements herein or therein in light of the circumstances under which they are made, not misleading. There is no fact known to Russell or Seller which has had or would reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement, including the Schedules hereto. Russell and Seller have furnished or caused to be furnished to Buyer complete and correct copies of all Contracts, Permits or other documents referred to in the Schedules hereto or underlying a disclosure of Russell or Seller set forth in the Schedules hereto.

Section 6.2 Buyer. In order to induce Seller and Russell to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer makes the following representations and warranties:

(a) Organization, Power and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

(b) Validity and Enforceability; No Violation. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally or by general equitable principles (whether considered in a proceeding in equity or at law). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provisions of Buyer’s Charter Documents, (b) conflict with or violate any provision of any law, ordinance or regulation or any decree or order of any court, administrative body or other governmental body which is applicable to, binding upon or enforceable against Buyer or requires any filing or authorization under any Legal Requirement, (c) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust or other instrument which is binding upon or enforceable against Buyer or (d) result in the creation or imposition of any Lien upon Buyer.

(c) Litigation. Except as set forth in Schedule 6.2(c) hereto, there is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to the Buyer’s knowledge, threatened against or affecting Buyer or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or affecting Buyer or any of its properties or rights (the foregoing collectively referred to as “Buyer Proceedings”). None of the Buyer Proceedings is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect or to prevent, impair or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement.

(d) Brokers and Finders. Except as set forth in Schedule 6.2(d) hereto, Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

(e) Buyer will purchase the Property on an “as is, where is, with all faults” basis, without any representations and warranties, express or implied, from Seller, other than those expressly set forth in this Agreement or in the closing documents.

ARTICLE 7

COVENANTS

Section 7.1 Certain Covenants and Agreements. Russell and Seller covenant and agree with Buyer as follows: Seller does not own any item of Personal Property; however in the event it is determined that ownership of any item of Personal Property is vested in Seller, Russell and Seller will cause such Personal Property to be transferred to Oregano’s Pizza Bistro, Inc. or its successor at the Closing or promptly thereafter if such ownership is discovered following the Closing. The foregoing obligation to transfer any Personal Property shall survive the Closing.

(a) From the date of this Agreement until the Closing Date, Seller shall not and Russell shall cause Seller not to execute any lease affecting the Real Property or amend, modify, renew, extend or terminate any of the Contracts or the Permits in any respect without the prior approval of Buyer, which approval will not be unreasonably withheld, conditioned or delayed. From the date of this Agreement until the Closing Date, Seller shall and Russell shall cause Seller to manage, operate, maintain and repair the Real Property and the Personal Property in the ordinary course of business in accordance with sound property management practice, keep the Real Property and the Personal Property and every part therof in good repair and working order and sound condition (subject to normal wear and tear), comply with the Permits and all covenants, conditions, restrictions, and Legal Requirements applicable to the Real Property or the Personal Property, keep the Contracts and the Permits in force, promptly give Buyer copies of all notices received by Seller asserting any breach or default under the Contracts or any violation of the Permits or any covenants, conditions, restrictions, or Legal Requirements applicable to the Real Property or the Personal Property, and perform when due all of Seller’s obligations under the Contracts and the Permits and all Legal Requirements. From the date of this Agreement until the Closing Date, Seller shall and Russell shall cause Seller to keep in force current property insurance covering all buildings, structures, improvements, machinery, fixtures and equipment included in the Real Property.

(b) From the date of this Agreement until the Closing Date, Seller shall not and Russell shall cause Seller not to use, produce, process, manufacture, generate, treat, handle, store or dispose of any Hazardous Substances in, on or under the Real Property (other than in the ordinary course of business), or use the Real Property for any such purposes, or Release any Hazardous Substances into any air, soil, surface water or groundwater comprising the Real Property, or permit any Person using or occupying the Real Property or any part thereof to do any of the foregoing, except for those Hazardous Substances that are being stored and handled either in de minimus quantities or in compliance with applicable Environmental Laws. From the date of this Agreement until the Closing Date, Seller shall and Russell shall cause Seller to comply, and shall cause all Persons using or occupying the Real Property or any part thereof to comply, in all material respects with all Environmental Laws applicable to the Real Property, or the use or occupancy thereof, or any operations or activities therein or thereon. From the date of this Agreement until the Closing Date, Seller shall and Russell shall cause Seller to duly obtain all material certificates, permits, licenses and approvals required by all applicable Environmental Laws for the use and occupancy of, and all operations and activities in, the Real Property, and the Real Property shall comply in all material respects with all such material certificates, permits, licenses and approvals, and Seller shall keep all such certificates, permits, licenses and approvals in full force and effect. Immediately after Seller obtains any information of any Release or threatened Release of Hazardous Substances may have occurred in, on or under the Real Property (or any nearby real property which could migrate to the Real Property) or that any violation of any Environmental Laws may have occurred at the Real Property, Seller shall give written notice thereof to Buyer with a reasonably detailed description of the event, occurrence or condition in question. Seller shall promptly furnish to Buyer copies of all written communications received by Seller from any person (including notices, complaints, claims or citations that any Release or threatened Release of any Hazardous Substances or any violation of any Environmental Laws has actually or allegedly occurred) or given by Seller to any Person concerning any past or present Release or threatened Release of any Hazardous Substances in, on or under the Real Property (or any nearby real property which could migrate to the Real Property) or any past or present violation of any Environmental Laws at the Real Property.

(c) From the date of this Agreement until the Closing Date, Seller shall not and Russell shall cause Seller not in any manner to sell, convey, assign, transfer, encumber or otherwise dispose of the Real Property, the Personal Property, the Contracts or the Permits, or any part thereof or interest therein.

Section 7.2 Casualty Damage. If, before the Closing Date, the improvements on the Real Property are damaged by any casualty and the cost to restore such improvements, as reasonably determined by Buyer, is more than two million dollars ($2,000,000), Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the occurrence of such casualty to Buyer, to terminate this Agreement, in which event this Agreement shall terminate. If, before the Closing Date, the improvements on the Real Property are damaged by any casualty and the cost to restore such improvements, as reasonably determined by Buyer, is two million dollars ($2,000,000) or less, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, Seller will assign to Buyer at the Close of escrow any insurance proceeds payable to Seller, and the Purchase Price will be credited (reduced) by an amount equal to any deductible portion of the insurance coverage or any otherwise uninsured loss. Seller shall give notice to Buyer promptly after the occurrence of any damage to the improvements on the Real Property by any casualty. Buyer shall have a period of thirty (30) days (or such shorter period as Buyer may elect by giving notice to Seller) after Seller has given the notice to Buyer required by this section 7.2 to evaluate the extent of the damage and make the determination as to whether to terminate this Agreement. If necessary, the Closing Date shall be postponed until Seller has given the notice to Buyer required by this section 7.2 and the period of thirty (30) days described in this section 7.2 has expired.

Section 7.3 Eminent Domain. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such award) payable on account of the taking shall be transferred to Buyer. Seller shall give notice to Buyer immediately after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. Buyer shall have a period of thirty (30) days (or such shorter period as Buyer may elect by giving notice to Seller) after Seller has given the notice to Buyer required by this section 7.3 to evaluate the extent of the taking and make the determination as to whether to terminate this Agreement. If necessary, the Closing Date shall be postponed until Seller has given the notice to Buyer required by this section 7.3 and the period of thirty (30) days described in this section 7.3 has expired.

Section 7.4 Commercially Reasonable Efforts. Each party hereto shall use its commercially reasonable efforts to cause to be satisfied prior to the date hereof, or, if not satisfied on or prior to the date hereof, as soon as practicable thereafter, all of the conditions to its respective obligations to consummate the sale, conveyance, transfer, assignment, delivery, purchase and acceptance of the Property. Each party hereto shall also execute such other documents or agreements and take such other actions as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.5 Fees and Expenses. Except as set forth herein, whether or not the Closing is consummated, all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by Buyer and all costs and expenses incurred by Seller and/or Russell in connection with this Agreement, including the fees of and expenses of Seller’s legal counsel, accountants, other consultants or advisors and the transactions contemplated by this Agreement shall be paid by Seller and/or Russell.

Section 7.6 Russell and Seller Actions. Russell and Seller shall use their best efforts to take such actions as are necessary to fulfill its obligations under this Agreement and to enable Buyer to fulfill its obligations hereunder.

Section 7.7 Public Announcements. The parties hereto agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any party hereto without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except to the extent such release, announcement or disclosure may be required by any Legal Requirement, in which case the party required to make the release, announcement or disclosure shall allow other parties reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure.

Section 7.8 No Claim Against Trust Fund. The Seller and Russell acknowledge that Restaurant Acquisition Partners, Inc. has established the Trust Fund for the benefit of Restaurant Acquisition Partners, Inc.’s stockholders and that Restaurant Acquisition Partners, Inc. may disburse monies from the Trust Fund only (a) to Restaurant Acquisition Partners, Inc.’s stockholders in the event they elect to convert their shares into cash in accordance with the Restaurant Acquisition Partners, Inc.’s certificate of incorporation; or (b) to Restaurant Acquisition Partners, Inc. after it consummates a business combination, as set forth in the Restaurant Acquisition Partners, Inc.’s prospectus dated December 15, 2006 and filed with the Securities Exchange Commission. Seller and Russell acknowledge that if the transactions contemplated by this Agreement are not consummated by Buyer by December 20, 2008 (provided that the Termination Date has not been extended to January 15, 2009), Restaurant Acquisition Partners, Inc. will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Seller and its affiliates, directors, managers, officers, employees and representatives, and Russell (collectively, the “Seller Claimants”), hereby irrevocably waive all rights, title, interest, or claim of any kind in or to the Trust Fund and any monies in the Trust Fund notwithstanding any amounts that may be owed to them by Buyer for any reason whatsoever, including but not limited to breach of this Agreement by Buyer or any negotiations, agreements or understandings with Buyer (whether in the past, present or future), and will not seek recourse against the Trust Fund or any Non-Recourse Person at any time for any reason whatsoever. Seller agrees to indemnify, defend and hold harmless Buyer and each Non-Recourse Person from any and all losses, claims or damages (including, without limitation, attorney’s fees and expenses and costs of investigation) arising from any breach of the foregoing provisions. This section will survive this Agreement and will not expire and will not be altered in any way without the express written consent of the parties hereto. Notwithstanding anything contained herein to the contrary, capitalized terms used in this Section 7.8 and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

Section 7.9 Parent Common Stock Lockup. Russell agrees that he will not during the period commencing on the date hereof and ending on the date one hundred eighty (180) days following the Closing Date: (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Parent Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Parent Common Stock or other securities, in cash, or otherwise.

ARTICLE 8

CONDITIONS PRECEDENT

Section 8.1 Conditions to Obligations of Each Party. The respective obligations of Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

(a) Regulatory Consent. All filings required to be made prior to the Closing by Seller or Buyer, and all consents, approvals and authorizations required to be obtained prior to the Closing by the Seller or Buyer, from any Governmental Entity (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller or Buyer shall have been made or obtained (as the case may be).

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

(c) Governmental Restrictions. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 7.1(b) to not be satisfied.

Section 8.2 Conditions to Obligations of Seller. The obligations of Seller to sell, convey, transfer, assign and deliver the Property shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties which have already been qualified with respect to materiality and therefore shall be true and correct in all respects) as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) and Seller or Russell shall have received a certificate signed on behalf of Buyer by an authorized officer of Buyer to such effect (“Buyer Closing Certificate”).

(b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Buyer Closing Certificate shall include a provision to such effect.

(c) Merger Agreement. The transactions contemplated by the Merger Agreement shall have closed (or will close simultaneous with this Agreement).

Section 8.3  Conditions to the Obligations of Buyer . The obligation of Buyer to purchase the Property shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller shall be true and correct in all material respects (except for those representations and warranties which have already been qualified with respect to materiality and which shall be true and correct in all respects) as of the date hereof and as of the Closing Date, as if such representations and warranties were made as of the date hereof and as of the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must be true and correct as of such specific date) and Buyer shall have received a certificate signed on behalf of Seller by an authorized officer of Seller to such effect. (“Seller Closing Certificate”).

(b) Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date and the Seller Closing Certificate shall include a provision to such effect.

(c) Consents. Seller shall have obtained all consents, waivers, permits and approvals required to be obtained by Seller in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and the Seller Closing Certificate shall include a provision to such effect.

(d) Absence of Certain Changes. No Material Adverse Effect shall have occurred.

(e) Merger Agreement. The transactions contemplated by the Merger Agreement shall have closed (or will close simultaneous with this Agreement).

(f) FIRPTA Certificate. Seller shall deliver to Buyer on or before the Closing Date an affidavit in the form of Exhibit F to the effect that they are not a “foreign person” within the meaning of Code Section 1445.

(g) Contract Assignments. Seller shall have delivered to Buyer evidence reasonably satisfactory to Buyer that each Person set forth on Schedule 8.3(g) attached hereto, consented to the assignment to Buyer of the Contract set forth opposite such Person’s name, but only those Contracts which consent of the Person is required.

(h) On the Closing Date, the Title Company shall be unconditionally and irrevocably committed to issue to Buyer a separate American Land Title Association Owner’s Policy Form B (Amended 06/2006) of title insurance for each individual parcel of Real Property, in such amount to be provided seven (7) days after the signing of this Agreement (such amount to be allocated between each individual parcel of Real Property as set forth on Schedule 2.2 attached hereto). Such title insurance polices will contain CLTA form endorsements, insuring Buyer that fee simple absolute title to the Real Property (other than the Flagstaff Property which shall be a ground leasehold interest policy) is vested in Buyer subject only to the Permitted Liens.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Indemnification. (a) Indemnification by Seller and Russell. Subject to the limits set forth in this Section 9.1, from and after the Closing, Russell and Seller shall, jointly and severally, indemnify, defend and hold Buyer, its affiliates and their respective officers, directors, shareholders, employees, agents and representatives (the “Buyer Indemnified Persons”) harmless from and in respect of any and all claims, causes of action, suits (whether arising in contract, tort or otherwise) losses, damages, costs and reasonable expenses (including reasonable fees and expenses of counsel including both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the successful enforcement of this provision, whether or not related to a Third Party Claim) (collectively, “Losses”), that they may incur arising out of or due to:

(i) the inaccuracy or breach of any representation or warranty of the Seller or Russell contained in Section 6.1 of this Agreement, or any certificate delivered by Seller or Russell to Buyer pursuant to this Agreement in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Seller or Russell contained in this Agreement;

(iii) liabilities of Russell or Seller for any broker’s or finder’s fees or other fees and expenses, including, but not limited to, legal fees and expenses incurred by Seller or Russell in connection with the transactions contemplated by this Agreement and not paid by Seller or Russell prior to the Closing;

(iv) failure by Seller or Russell to perform all obligations of Seller in accordance with the Contracts prior to the Closing;

(v) failure by Seller or Russell to perform all obligations of Seller in accordance with the Permits prior to the Closing;

(vi) liabilities of Russell or Seller related to the 126 Group, LLC;

(vii) liabilities of Russell or Seller related to oral arrangements listed on Schedule 9.1(a)(vii);

(viii) the non-fulfillment or breach of any covenant, agreement or representation and warranty contained in the Merger Agreement by Russell or Oreganos Pizza Bistro, Inc.;

(ix) all Taxes of the Seller for all periods except to the extent provided in Section 10.4; and

(x) any Tax liabilities of Russell arising out of or related to Russell's ownership interest in any Person.

(b) Indemnification by the Buyer. Subject to the limits set forth in this Section 9.1, from and after the Closing, Buyer agrees to indemnify, defend and hold Seller and his affiliates and their respective officers, directors, shareholders, employees, agents and representatives (the “Seller Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of or due to:

(i) the inaccuracy or breach of any representation or warranty of Buyer contained in Section 6.2 of this Agreement, or any certificate delivered by Buyer to Seller pursuant to this Agreement in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of Seller contained in this Agreement;

(iii) the non-fulfillment or breach of any covenant, agreement or representation and warranty contained in the Merger Agreement by Restaurant Acquisition Partners, Inc., Oregano’s Acquisition, Inc., Oregano’s Holdings, LLC (or their assignees); and

(iv) liabilities of Buyer for any broker’s or finder’s fees or other fees and expenses.

(c) Certain Limitations. Anything in this Article 9 to the contrary notwithstanding:

(i) Except in the case of fraud or intentional misrepresentation, no Losses shall be recoverable by the Buyer Indemnified Persons pursuant to the provisions of Section 9.1(a)(i) or the Seller Indemnified Persons pursuant to the provisions of Section 9.1(b)(i), as the case may be, in respect of breaches of representations and warranties (other than the representations and warranties set forth in Sections 6.1(a), (b), (h), (j), (m) and Sections 6.2(a) and (d)) and no claim therefor shall be asserted for any purpose hereunder, unless and only to the extent that the amount of such Indemnified Party’s Losses equals or exceeds $100,000 (the “Indemnity Deductible”) in the aggregate, in which case only Losses in excess of the Indemnity Deductible shall be recoverable.

(ii) Except in the case of fraud or intentional misrepresentation, the aggregate of the sum of indemnification obligations of Russell and/or Seller (other than the representations and warranties set forth in Sections 6.1(a), (b), (h), (j) and (m)) pursuant to the provisions of Section 9.1(a)(i) or Buyer pursuant to the provisions of Section 9.1(b)(i) (other than the representations and warranties set forth in Sections 6.2(a) and (d)), as the case may be, shall be limited to an amount equal to the Purchase Price;

(iii) The amount of any Losses by Buyer Indemnified Persons or Seller Indemnified Persons, as the case may be, shall be reduced by any insurance (after Taxes) which such party actually receives under insurance policies in effect immediately prior to the Closing in respect of or as a result of such Losses or the facts or circumstances relating thereto; provided, that each Indemnified Party agrees to diligently pursue any claims under such policies as may be available in respect of any Losses indemnified hereunder; provided, however, that no such Indemnified Party shall have an obligation or be required to commence litigation against any third party to recover such proceeds.

(iv) None of the Buyer Indemnified Persons or the Seller Indemnified Persons shall be entitled to recover from the respective other Party hereunder for the same Loss more than once. For the avoidance of doubt, except as set forth in Section 9.1(c)(ii), in no event shall Seller and Russell be liable for any Losses hereunder and under Merger Agreement in an aggregate amount in excess of the aggregate of the Purchase Price and the Total Merger Consideration (as defined in the Merger Agreement).

(v) Except in the case of fraud or intentional misrepresentation, Seller, Russell, Buyer, the Buyer Indemnified Persons and Seller Indemnified Persons agree that the sole and exclusive remedy for Losses for any matters relating to this Agreement (including the Exhibits and Schedules to this Agreement), any certificate delivered pursuant hereto and the transactions contemplated hereby shall be the rights to indemnification set forth in this Article 9; provided, however, that nothing contained herein shall limit any non-monetary equitable remedy of the Buyer Indemnified Persons and Seller Indemnified Persons. Notwithstanding anything to the contrary contained herein, any indemnification obligation that becomes payable to any Buyer Indemnified Persons or Seller Indemnified Persons, as the case may be, pursuant to and in accordance with this Article 9 or Article 8 of the Merger Agreement may be satisfied (at the option of the Indemnifying Party) in Parent Common Stock held by such Indemnifying Party, cash or any combination thereof. For the avoidance of doubt, the preceding sentence shall not otherwise limit claims against Russell or Seller.

(vi) For the purpose of determining the value of the Parent Common Stock used to satisfy any indemnification claim by Buyer pursuant to and in accordance with this Article 9 or Article 8 of the Merger Agreement, the value of a share of Parent Common Stock shall be equal to the value used to calculate the Preliminary Parent Stock Consideration (as defined in the Merger Agreement).

(d) Survival Generally. Except as set out in Sections 9.1(e), (g) and (h), liability for breaches of the representations and warranties of the parties hereto contained in this Agreement shall terminate upon the expiry of the period of twelve (12) months following the Closing Date, except:

(i) in the case of fraud or intentional misrepresentation, in which case liability shall continue indefinitely; and

(ii) to the extent that, during such period, the party hereto seeking indemnification shall have given notice to the other party hereto from which indemnification of a claim is sought in respect of any such representation, warranty or covenant, in which case liability for such representation, warranty or covenant shall continue in full force and effect until the final determination of such claim.

(e) Tax Survival. The representations, warranties and covenants of the Russell and the Company relating to the Tax liability of the Company including, without limiting the generality of the foregoing, those set forth in Section 6.1(j), continue in full force and effect for the benefit of Buyer until 90 days after the expiration of the relevant statute of limitation for collection or assessment of Tax by a Governmental Entity.

(f) [Reserved]

(g) Other Survival. The representations and warranties of the parties hereto set forth in Sections 6.1(a),(b), (m) and Sections 6.2(a) and (d), and the applicable parties’ liability in connection therewith shall survive indefinitely.

(h) Claims for Indemnification. No party hereto or other Person shall be entitled to indemnification pursuant to this Agreement unless such party hereto or other Person has given written notice of its claim for indemnification within the survival periods specified in the foregoing provisions of this Section 9.1.

(i) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 9.1(a) or 9.1(b), the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly, but no later than ninety (90) days, after such Indemnifying Party receives written notice of any claim, event or matter as to which indemnity may be sought (a “Claim Notice”). Each Claim Notice shall contain a reasonable and good faith estimate of the Losses (each such estimate, a “Loss Estimate”) against which such Indemnified Party seeks indemnification, to the extent such an estimate can be made, a description, in reasonable detail, of each individual item of Loss, the date such item was paid or accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The failure of the Indemnified Party to give notice as provided in this Section 9.1(i) shall not relieve any Indemnifying Party of its obligations under Section 9.1, except to the extent that such failure materially prejudices the rights of any such Indemnifying Party. In the event of any claim, action, suit, proceeding or demand asserted by any person who is not a party (or a successor to a party) to this Agreement (a “Third Party Claim”) which is or gives rise to an indemnification claim, the Indemnifying Party may elect within ten (10) days to acknowledge its obligations to indemnify the Indemnified Party therefor and to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at the Indemnified Party’s expense, which shall include counsel of its choice; provided that the Indemnified Party shall have the right to employ, at the Indemnifying Party’s expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if, in the Indemnified Party’s reasonable judgment, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party or if the Indemnifying Party (i) elects not to defend, compromise or settle a Third-Party Claim, (ii) fails to notify the Indemnified Party within the required time period of its election as provided in this section, or (iii) having timely elected to defend a Third-Party Claim, fails, in the reasonable judgment of the Indemnified Party, after at least ten (10) days notice to the Indemnifying Party, to adequately prosecute or pursue such defense, and in each such case the Indemnified Party may defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation. The Indemnified Party shall not settle or compromise any such claim without prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(j)  Any indemnification payment pursuant to this Article 9 shall, to the maximum extent permitted by law, be treated as an adjustment to the Purchase Price.

Section 9.2 Offset Rights.

(a) Buyer shall have the right to offset against the Total Holdback Amount and/or the Real Estate Adjustment Amount for the amount of any indemnity claim of any Buyer Indemnified Persons pursuant to this Article 9.

(b) Neither the exercise nor the failure to exercise such right of setoff or to give a notice of claim will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

Section 9.3 Resolution of Claims. (a) In the event that any Indemnifying Party objects to the amount of any Loss claimed in any Claim Notice or disputes the Indemnifying Party’s liability therefor, the Indemnifying Party shall, prior to twenty (20) calendar days following the Indemnifying Party’s receipt of such Claim Notice (the “Response Date”), deliver to the Indemnified Party a written notice (a “Response Notice”) specifying in reasonable detail each amount set forth in such Claim Notice to which the Indemnifying Party objects and the nature and basis for each such objection. If the Indemnified Party shall not have received a Response Notice prior to the Response Date, the Indemnified Party and the Indemnifying Party shall be deemed to have agreed to the Claim Notice and to have acknowledged the correctness of the Losses claimed therein and the Indemnifying Party’s liability therefor. If the Indemnified Party shall have received a Response Notice prior to the Response Date, the Indemnifying Party and the Indemnified Party shall negotiate in good faith concerning the related Claim Notice and the Losses claimed and other matters set forth therein until such Claim Notice, Loss Estimate and matters shall have been finally determined. A Claim Notice, any Losses claimed therein and any other matters set forth therein shall be deemed to be “finally determined” for purposes of this Agreement when such Claim Notice, amounts and matters have been resolved (i) by a written agreement of the Indemnifying Party and the Indemnified Party, or (ii) by order of a court having jurisdiction.

ARTICLE 10

CLOSING AND TERMINATION

Section 10.1 Procedure. Seller and Buyer shall cause the following to occur at the Closing on the Closing Date:

(a) The Deeds, each duly executed and acknowledged by Seller, shall be recorded in the Official Records of the County of Maricopa and County of Pima, as applicable.

(b) Seller shall date as of the Closing Date, execute and deliver to Buyer (i) the Assignment of Contracts, (ii) the Assignment of Permits, (iii) Seller Closing Certificate, and (iv) a Certificate of Non-Foreign Status in accordance with section 1445 of the Code in the form of Exhibit F attached hereto.

(c) Buyer shall date as of the Closing Date, execute and deliver to Seller (i) the Assignment of Contracts, and (iii) Buyer Closing Certificate.

(d) Buyer shall pay to Seller the Closing Purchase Price for the Property in accordance with section 2.2 hereof.

(e) The Title Company shall issue to Buyer the title insurance policy(ies) described in section 8.3(i) hereof.

(f) The Title Company shall file the information return for the sale of the Property required by section 6045 of the Code.

Section 10.2 Possession. Seller shall transfer possession of the Real Property and the Personal Property to Buyer on the Closing Date. If not previously delivered to Buyer, Seller shall deliver originals of the documents described in section 5.1 hereof (to the extent Seller has originals or the originals are in Seller’s control), all files, correspondence, maintenance records and operating manuals relating to the Real Property, and all keys (properly tagged or identified) to the Real Property to Buyer on the Closing Date. The originals of such documents and such keys shall become the property of Buyer on the Closing Date. At the Buyer’s request, on the Closing Date or as soon thereafter as practicable, Seller and Buyer shall send notices to all vendors and contractors under the Contracts informing them that Seller sold the Property to Buyer on the Closing Date.

Section 10.3 Closing Costs. Seller will pay as part of its closing prorations: (i) one-half of the escrow fees charged by Escrow Agent; (ii) all recording fees associated with the recordation of the Deeds; (iii) the cost of removing or releasing those financial liens that Seller is required to release; (iv) the title premiums for the standard owner’s title insurance coverage; and (v) Seller’s attorney fees and any other expenses that are payable by Seller under this Agreement. Buyer will pay as part of its closing prorations: (i) one-half of the escrow fees charged by Escrow Agent; (ii) all recording fees associated with Buyer’s financing; (iii) the title premiums for extended owner’s coverage and charges for endorsements requested by Buyer; and (iv) Buyer’s attorney fees and any other expenses that are payable by Buyer under this Agreement

Section 10.4 Prorations. Real property taxes, assessments and rents in connection with the Real Property and Improvements will be prorated as of the Close of escrow with the tax proration to be based upon the most current available information. Buyer will pay all assessment installments on the Property that are due after the Close of escrow. Utility charges and operating expenses and any prorations that cannot be made on that date will be made between Buyer and Seller outside of the Close of escrow. Rents will be credited to Seller and expenses will be charged to Seller through the day before the Closing Date. Rents will be credited to Buyer and expenses will be charged to Buyer on and after the Closing Date. To the extent any of the proration items described above cannot be accurately prorated on the Close of escrow, Buyer and Seller agree that a post-closing adjustment or re-proration will be made outside of escrow with 120 days after the Close of escrow.

Section 10.5 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the parties hereto at any time;

(b) by any party hereto, if, at the Parent Stockholders’ Meeting (as defined in the Merger Agreement), including any adjournments thereof, this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Restaurant Acquisition Partners, Inc.’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Restaurant Acquisition Partners, Inc.’s initial public offering and outstanding as of the date of the record date of the Parent Stockholders’ Meeting (as defined in the Merger Agreement) exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Restaurant Acquisition Partners, Inc.’s certificate of incorporation;

(c) by Buyer, Russell or Seller if the Closing shall not have been consummated by December 20, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.5(c) shall not be available to any party hereto whose failure to perform any of its obligations under this Agreement results in the failure of the Closing to be consummated by such date; provided further that so long as Restaurant Acquisition Partners, Inc. has mailed the Proxy Statement (as defined in the Merger Agreement) to its stockholders on or prior to the Termination Date, the Termination Date shall be automatically extended to January 15, 2009;

(d) by Buyer, if Seller or Russell shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3(a) and (b), and (B) is incapable of being cured by Seller prior to the Termination Date or is not cured by Seller or Russell, as applicable, within thirty (30) days following receipt of written notice from Buyer of such breach or failure to perform; or

(e) by Seller or Russell, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) and (b), and (B) is incapable of being cured by Buyer prior to the Termination Date or is not cured by Buyer within thirty (30) days following receipt of written notice from Seller or Russell of such breach or failure to perform.

Section 10.6 Effect of Termination. In the event of termination of this Agreement by Russell, Buyer or Seller as provided in Section 10.5, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of any party hereto, other than the provisions of this Section 10.6, Section 7.5 and Article 9 which provisions shall survive such termination.

ARTICLE 11
DEFINITIONS AND USAGE

Section 11.1 Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

 “affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

“Closing Purchase Price” means the Purchase Price minus the Total Holdback Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Environmental Laws” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, policy, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources; (ii) the handling, use, presence, disposal, Release or threatened Release of any chemical substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“First Holdback Payment Date” means twelve (12) months following the Closing Date.

“First Holdback Reserve” means the aggregate amount of all (i) Losses of the Buyer Indemnified Persons that have been finally determined and (ii) Loss Estimates of the Buyer Indemnified Persons set forth in any Claim Notices that have been made, but have not been finally determined (in accordance with Section 9.3), prior to the First Holdback Payment Date.

“Hazardous Substances” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant (or words of similar import) regulated, or classified as such, or that foreseeably will be regulated or classified as such, under any of the Environmental Laws, and includes asbestos, asbestos-containing material , petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), friable asbestos, petroleum products, polychlorinated biphenyls, presumed asbestos-containing material, presumed silica-containing material, silica, silica-containing material, toxic bacteria, mold and urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

“Initial Holdback Amount” means the Total Holdback Amount minus the First Holdback Reserve.

“knowledge” (including any derivation thereof such as “known” or “knowing”) means: (i) with respect to Seller, the knowledge, with a duty of reasonable inquiry of Persons within the Seller, of Russell and (ii) with respect to Buyer, the knowledge, with a duty of reasonable inquiry of Persons within Buyer, of Christopher R. Thomas, Clyde E. Culp III and John M. Creed;

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, arbitration award, license, permit, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Material Adverse Effect” when used in connection with an entity shall mean (a) any event, condition, circumstances or change, which has or would be reasonably expected to have any adverse change in or effect on the Property which is material to Seller taken as a whole; provided, however, that the following shall not be considered a Material Adverse Effect: (i) changes, events, inaccuracies, circumstances and effects that are caused by or arise out of economic or business conditions in the United States generally and which do not disproportionately impact the Property or (ii) any effect attributable to or arising out of (x) the public announcement or the pendency of this Agreement or the performance of this Agreement, (y) any action taken by the Seller in compliance with this Agreement, (z) changes in Legal Requirements; or (b) any effect that would materially impair the Seller’s or Russell’s ability to consummate the transaction contemplated hereby.

“Merger Agreement” means that certain Agreement and Plan of Merger made and entered into as of the date hereof, by and among Restaurant Acquisition Partners, Inc., Oregano’s Acquisition, Inc., Oregano’s Holdings LLC, Oregano’s Pizza Bistro’s, Inc. and Mark S. Russell.

“Non-Recourse Person” shall mean the Buyer’s members, directors, managers, officers, employees, agents or affiliates;

“Parent Common Stock” means the authorized shares of Restaurant Acquisition Partners, Inc. common stock, $0.0001 par value.

“Real Estate Adjustment Amount” means a positive amount equal to the fair market value of the Real Property on the third anniversary of the Closing Date (as determined in accordance with Section 2), minus the Purchase Price paid at Closing.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including continuing migration, of Hazardous Substances into or through soil, surface water or groundwater.

“Remaining Holdback Amount” means any amount of the First Holdback Reserve that has been finally determined not to constitute Losses of the Buyer Indemnified Persons.

“Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, goods and services, use, ad valorem, franchise, profits, stamp, license, withholding, employment, payroll, premium, value added, property or windfall profits taxes, surtaxes, environmental transfer taxes, social security taxes, national health contributions, pension and employment insurance contributions, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign.

“Tax Return” means any return, declaration, report, election, notice, statement or information return and including any amendment, schedule, attachment, part, supplement, appendix and exhibit thereto, made, prepared, filed or required to be filed with any Governmental Entity, domestic or foreign, with respect to Taxes.

“Total Holdback Amount” means an amount equal to $922,100.

ARTICLE 12

GENERAL

Section 12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or served for all purposes upon receipt of (i) hand delivery, (ii) certified or registered mail, return receipt requested, (iii) internationally recognized overnight courier service (costs prepaid) or (iv) telecopy transmission with confirmation of receipt:

if to Buyer, to:

Oregano’s Real Estate Holdings LLC
5950 Hazeltine National Drive, Suite 290
Orlando, Florida 32822
Attention: Christopher R. Thomas
Telephone: 407-240-9190
Facsimile: 407-240-9176

with a copy to:

Ronald A. Fleming, Jr., Esq.
Pillsbury Winthrop Shaw Pittman LLP.
1540 Broadway
New York, New York 10017
Telephone: 212-858-1143
Facsimile: 212-298-9931

if to Seller or Russell to:

City Surf Management Group, LLC
7217 E. Shea Blvd.
Scottsdale, Arizona 85260
Attention: Mark S. Russell
Telephone: 602-829-0898
Facsimile: 480-858-0726

with a copy to:

Tiffany & Bosco, P.A.
Third Floor Camelback Esplanade II
2525 East Camelback Road
Phoenix, AZ 85016-9240
Attention: Alexander Poulos, Esq.
Telephone: 602-255-6000
Facsimile: 602-255-0103

Section 12.2 Governing Law; Consent to Jurisdiction and Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the internal substantial laws and not the choice of law rules of the State of Arizona.

(b) Each party hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the federal or state courts located in Arizona, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties hereto agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to such party’s principal place of business shall be effective service of process for any action, suit or proceeding arising out of the parties in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such state or federal courts as aforesaid, and hereby further irrevocably and unconditionally waives its right and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) The parties hereto each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement, the transactions contemplated hereby or the relationship established hereunder.

Section 12.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties hereto need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

Section 12.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules and Exhibits hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

Section 12.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 12.6 Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the express written consent of the other parties hereto, other than by operation of law; provided, that Buyer may assign its rights, interests and obligations hereunder (i) to any direct or indirect wholly owned subsidiary of Buyer or to any Affiliate of which the Buyer is a direct or indirect wholly owned subsidiary and (ii) for the purpose of securing any financing of the transactions contemplated hereby; provided, further, that if Buyer makes any assignment referred to in (i) or (ii) above, Buyer shall remain liable under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 12.7 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

Section 12.8 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however that no such waiver by a party hereto, shall constitute a waiver by such party hereto of any of its rights or remedies if any other party hereto defaults in the performance of any covenant or agreement to be performed by such defaulting party under this Agreement or if such defaulting party breaches any of its representation and warranties under Article 6.

Section 12.9 Specific Performance. The parties hereto agree that immediate and irreparable harm and damage would occur for which monetary damages alone would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that in the event of such breach or non-performance neither party hereto, and nothing in this Agreement, shall interfere with, delay, obstruct, or prevent the non-breaching party hereto from taking, or require such party to take, any steps prior to taking action to seek an interim and interlocutory equitable remedy (including an injunction or order for specific performance) on notice or ex parte to enforce its rights or to preserve the status quo or prevent irreparable harm and each party hereto covenants and agrees not to contest, object to, or otherwise oppose an application for equitable relief by the other party in such circumstances, and waives any and all immunities from any equitable relief to which it may be entitled. Any such relief or remedy shall not be exclusive, but shall be in addition to all other available legal or equitable remedies. Each party hereto agrees that the provisions of this Section 12.9 are fair and reasonable in the commercial circumstances of this Agreement, and that neither party hereto would have entered into this Agreement but for each party’s agreement with the provisions of this Section.

Section 12.10 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

OREGANO REAL ESTATE HOLDINGS LLC,
By: /s/ Restaurant Acquisition Partners, Inc.
Its: /s/ Managing Member

By: /s/ Christopher R. Thomas
Name: Christopher R. Thomas
Title: President & Chief Executive Officer

CITY SURF MANAGEMENT GROUP, LLC

By: /s/ Mark S. Russell
Name: Mark S. Russell
Title: Manager

MARK S. RUSSELL
By: /s/ Mark S. Russell
Name: Mark S. Russell

Signature Page to Purchase and Sale Agreement